Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Select Quality
Municipal Fund, Inc.
811-06295

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Final voting results for May 8, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                  10,924,791
                        1,338
   Against
                       997,043
                              -
   Abstain
                       573,184
                              -
   Broker Non-Votes
                    2,656,153
                              -
      Total
                  15,151,171
                        1,338



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
                  10,900,775
                        1,338
   Against
                    1,006,766
                              -
   Abstain
                       587,477
                              -
   Broker Non-Votes
                    2,656,153
                              -
      Total
                  15,151,171
                        1,338

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168